EXHIBIT 99.1

ROSETTA RESOURCES INC. ANNOUNCES SECOND QUARTER 2010 RESULTS, PROVIDES
CAPITAL PROGRAM UPDATE AND ANNOUNCES ADDITIONAL ASSET SALES

HOUSTON, TEXAS, August 9, 2010 / GLOBENEWSWIRE / -- Rosetta Resources Inc. (NASDAQ: ROSE) (“Rosetta” or the “Company”) today announced financial and operating results for the second quarter of 2010, including an update on its Eagle Ford and Alberta Basin Bakken shale plays.  The Company also provided a revised outlook on capital spending and announced plans to begin divesting additional assets in response to positive shale play results.

Randy Limbacher, Rosetta's Chairman, CEO and President, commented, “The recent quarter was a pivotal one for Rosetta.  We executed on the fundamentals of the business, but most significantly, we gained a more complete understanding of the potential of our Eagle Ford position to generate high-value growth for the Company.  Likewise, our ongoing exploratory efforts in the Alberta Basin Bakken continue to validate the presence of an extensive hydrocarbon system that we are fully committed to exploring and testing.  Given ongoing weak gas prices, we are pulling virtually all discretionary capital away from gas projects and increasing our allocation to liquids projects. Our revised capital estimate now stands at approximately $310 million with over 75% of our E&P spending targeted toward liquids.  We plan to fund our capital program, in part, through additional asset sales.  Given our success in the Eagle Ford, we now have the catalyst to begin rationalizing our asset base.  Our clear priority is to create value for shareholders.”

2Q 2010 FINANCIAL REVIEW

For the second quarter ended June 30, 2010, Rosetta reported net income of $4.3 million, or $0.08 per diluted share, versus a net income of $4.0 million, or $0.08 per diluted share, for the same period in 2009.

Production for the second quarter of 2010 averaged 135 MMcfe/d.  Daily production was down eight percent compared to the second quarter of 2009, primarily driven by the Lobo trend due to significantly lower 2010 capital spending in that area, as well as by the non-core Texas State Waters and Gulf of Mexico assets.  The Texas State Waters divestiture closed on April 8, 2010.  Excluding the non-core property volumes, production was flat, reflecting strong growth from the Eagle Ford.  The Eagle Ford averaged approximately 29 MMcfe/d for the second quarter, up from essentially zero a year ago.  Sequentially versus the first quarter, average daily total volumes were up eight percent, reflecting an increase of 22 MMcfe/d from the Eagle Ford.  Excluding the non-core property volumes, production was up 12% compared to the first quarter.

Revenues for the second quarter of 2010 were $68.6 million compared to $73.6 million for the same period in 2009.  Compared to a year ago, higher product revenues, primarily from liquids, was offset by lower gas hedging gains.  This year’s second quarter includes a benefit of $5.7 million due to the effect of natural gas hedging as compared to a benefit of $21.8 million for the second quarter 2009.  In this year’s second quarter, 69% of the Company’s revenue was generated from natural gas sales, compared to 85% a year ago, reflecting Rosetta’s shift to a higher liquids mix.

Total lease operating expense (“LOE”), which includes direct LOE, workovers, ad valorem taxes and insurance, was $13.3 million in the second quarter, down 20% from the same period of 2009.  This performance reflects the favorable impact of non-core asset sales as well as lower costs in our remaining properties from cost reduction efforts undertaken in 2009.  Direct LOE was $9.2 million or $0.75 per Mcfe, workover costs were $0.4 million or $0.04 per Mcfe, ad valorem taxes were $3.1 million or $0.26 per Mcfe, and insurance was $0.6 million or $0.05 per Mcfe.  For the quarter, production taxes were $1.1 million or $0.09 per Mcfe and treating and transportation and marketing charges were $1.4 million or $0.12 per Mcfe.

Depreciation, depletion and amortization (“DD&A”) was $25.7 million for the second quarter based on a DD&A rate of $2.11 per Mcfe. This is comparable to a DD&A rate of $2.14 per Mcfe in the second quarter of 2009.

General and administrative (“G&A”) costs were $11.3 million for the second quarter, down 10% from the same period in the prior year. This quarter’s G&A includes $1.9 million in non-cash stock-based compensation expense. Excluding stock-based compensation expense, general and administrative costs were $0.77 per Mcfe in this year’s quarter, down 4% on a unit basis from second quarter 2009 of $0.81 per Mcfe.

Second quarter results include a $2.9 million charge associated with the extinguishment of $80.0 million of second lien debt that was executed in conjunction with Rosetta’s recent high yield offering.

For the six months ended June 30, 2010, Rosetta reported net income of $11.6 million, or $0.22 per diluted share, an increase of $245.7 million from a net loss of $234.1 million, or a loss of $4.60 per diluted share, for the same period in 2009.  These results include a first quarter 2009 non-cash charge of $238.1 million, net of tax, for impairment of oil and gas properties.

Production and revenues for the six months ended June 30, 2010 were 129 MMcfe/d and $138.8 million, respectively, compared to 153 MMcfe/d and $153.0 million in 2009.  Average revenue per Mcfe in 2010, including hedging, increased to $5.93 per Mcfe from $5.52 per Mcfe in 2009.  Total revenue for the first six months of 2010 included a benefit of $8.6 million compared to a benefit of $37.2 million in 2009 due to the effect of natural gas hedging.

For the six months ended June 30, 2010, LOE was $28.0 million or $1.20 per Mcfe.  Direct LOE was $19.3 million or $0.82 per Mcfe, workover costs were $1.4 million or $0.06 per Mcfe, ad valorem taxes were $6.2 million or $0.26 per Mcfe and insurance was $1.1 million or $0.05 per Mcfe.  Production taxes were $3.4 million or $0.14 per Mcfe and treating and transportation and marketing charges were $2.9 million or $0.12 per Mcfe.  DD&A was $49.5 million based on a DD&A rate of $2.12 per Mcfe.

General and administrative costs were $23.1 million for the six months ended June 30, 2010 including $4.3 million in non-cash stock compensation expense.

Reflecting on the recent quarterly financial and operational performance, Limbacher commented, “Our results reflect our deliberate decisions to allocate capital to the strongest economic programs in our portfolio, while improving our underlying performance through asset sales and cost focus.  Sequentially versus first quarter, our results yielded increasing volumes with decreasing controllable unit costs and that momentum continues.”

OPERATIONAL HIGHLIGHTS

During the second quarter of 2010, Rosetta made capital investments of $85.6 million.  Year-to-date, the Company has invested $166.0 million of capital.  In the second quarter, the Company drilled 58 gross and 57 net wells with a 100% success rate.  Most of the wells drilled in the quarter were located in the DJ Basin; however, the majority of capital was spent in conjunction with the Company's Eagle Ford shale program.

By region, net production in the Sacramento Basin averaged 42 MMcfe/d, essentially flat compared to the second quarter of 2009.  During the second quarter, the Company continued its recompletion program and has additional recompletions planned for the remainder of 2010.

In the Rockies areas of DJ Basin, Pinedale Field and San Juan Basin, net production for the second quarter of 2010 averaged 18 MMcfe/d, down about 2 MMcfe/d compared to last year's second quarter.  Production from the DJ Basin drilling program, where 76 new wells were drilled in the first half of the year, provided uplift to partially offset decline in other regions of the Rockies.  Additional production growth in DJ is anticipated as new wells are completed and brought on line.

In the South Texas Lobo, Olmos and Perdido trends, Rosetta's production averaged 40 MMcfe/d, compared to 64 MMcfe/d during the second quarter of 2009. This variance reflects the Company’s significant curtailment of capital in these areas due to weak prices for natural gas.  The Company is currently conducting only obligatory drilling in these properties.

The Company's non-core properties in the Texas State Waters and Gulf of Mexico averaged 2 MMcfe/d for the second quarter of 2010, down 12 MMcfe/d from the prior year reflecting natural declines and the sale of the Texas State Waters properties during the quarter.

Eagle Ford Shale Program

The Company’s Eagle Ford shale program achieved notable success in the second quarter. The program accelerated dramatically, especially in the liquids-prone Gates Ranch area where Rosetta holds a 29,500 net acre position.  In total, Rosetta now holds approximately 64,000 net acres in the play.  The increase versus last quarter reflects the recent addition of a non-operated 3,000 net acre position that is near the Gates Ranch.  Of Rosetta’s 64,000 net acre position, roughly 49,500 net acres, or over 75%, is located in liquids-rich areas of the play.  This includes the Gates Ranch area, as well as roughly 20,000 undrilled net acres.  Rosetta’s undrilled acreage is in close proximity to offset industry discoveries and the Company plans to begin drilling on this prospective acreage during the current quarter.  In addition to the liquids-rich areas, Rosetta holds about 14,500 net acres in the Encinal/Springer Ranch area that is located in the dry-gas window.  The Company believes this area of the play is fully delineated.  However, given weak gas prices, Rosetta is currently conducting a minimum level of drilling in this part of the play.  The Company noted that its combined 64,000 net acre Eagle Ford position was assembled for an all-in cost of less than $900 per acre, significantly less than recent transactions.

Since inception in the Eagle Ford play, Rosetta has drilled 18 horizontal wells, comprised of 14 in Gates Ranch and four in Encinal/Springer Ranch area.  Currently, 14 wells are completed and two are in the process of being completed.  Of these, 12 of the completed wells are in Gates Ranch, as are the two completions now underway.  Importantly, since the end of the first quarter, the Company has virtually eliminated its backlog of uncompleted Gates Ranch wells.  The Company believes the Gates Ranch acreage is fully delineated and large-scale development is now underway.

Results from Rosetta’s horizontal wells are exceeding expectations.  Within the Gates Ranch area the gross per well seven-day rate on the 2010 wells averages 320 Bbl/d of condensate, 500 Bbl/d of NGLs, and 3.1 MMcf/d of residue gas, for a total of 8.0 MMcfe/d per well using a 6:1 equivalency.  Approximately 80% of the value from these wells is comprised of liquids.  The Company is currently producing approximately 59 MMcfe/d on a gross basis, or 44 MMcfe/d on a net basis.  Production at Gates Ranch now exceeds the firm takeaway capacity in our initial gas gathering agreement.  Currently, there is excess productive capacity at Gates Ranch of 25 MMcfe/d gross, or 19 MMcfe/d on a net basis.

As additional wells are completed, we anticipate volume curtailments to increase in the short term pending additional infrastructure.  To that end, the company recently signed agreements to provide incremental long-term firm takeaway capacity for gas and gas processing.  This infrastructure project is expected to be online by December 1, 2010.  In the meantime, the Company is exploring interruptible gathering options in the area to attempt to find a temporary solution to takeaway constraints.

The Company is currently running two drilling rigs in the play and averaging two completions per month on horizontal wells with average lateral lengths of approximately 5,000 feet and fracture stimulations averaging 13-15 frac stages per well.  Drill and complete costs are averaging $6.5-$7.5 million per well, reflecting Rosetta’s practice of using ceramic proppants for frac stimulations. In conjunction with the planned liquids-directed capital increase, the Company intends to ramp up to three rigs in the Eagle Ford, beginning this quarter.  Rosetta expects to drill 30-35 Eagle Ford wells in 2010, with 25-30 wells planned in the liquids-prone Gates Ranch area.  The Company believes it has identified over 1.1 Tcfe of highly economic inventory in the Eagle Ford, which is expected to provide several years of profitable growth in production and reserves.

Regarding Rosetta's recent Eagle Ford activities, Limbacher commented, “Our Eagle Ford results are making a dramatic difference on the Company's performance. In less than one year, Rosetta has taken the Gates Ranch area from concept to the largest producing area in our portfolio.  We rapidly established scale in the Gates Ranch and Springer Ranch areas and we are gearing up to test 20,000 previously undisclosed acres that are prospective for liquids.  Though we are experiencing some service cost pressures in the play, there is no doubt that the shift to a higher liquids and the economic robustness of the Eagle Ford inventory adds margin to our profitability and impact to our future growth.  We believe it is in the best interest of our shareholders to continue allocating significant capital to this play.”

Alberta Basin Bakken Oil Program

During the second quarter, the Company perforated several intervals and conducted vertical tests in two of the 2009 wells that confirmed the presence of oil-saturated Banff, Bakken, Three Forks and Nisku intervals.  The Company also added acreage during the quarter and now holds 291,000 net acres in the play, an increase of about 50,000 acres from year-end 2009.

The recent vertical tests confirmed the presence of movable high quality oil.  Based on the results of these tests from zones of interest, Rosetta now intends to move a rig to the field to begin an eight well vertical program focused on testing the play across its large acreage position.  The Company believes these vertical wells represent the most cost-effective and technically prudent approach to assessing the commerciality of the play.  As this exploratory program is carried out, the Company will retain the discretion to conduct incremental operations that will serve to optimize future drilling and completion activities, including drilling and completing horizontal wells.

In commenting on the Alberta Basin Bakken play, Limbacher noted, “We think it makes sense to continue funding our efforts to establish commerciality in this unique play.  Our stated plan is the most cost-effective and prudent way to test this play and it is consistent with our overall approach to the business.  Like the early days of the analog play in the Williston Basin, we are committed to doing the essential science that these plays require, which takes time.”

CAPITAL PROGRAM UPDATE AND 2010 OUTLOOK

The Company announced that it has revised its 2010 capital program to $310.0 million, versus an original budget of $280.0 million.  Of the revised capital level, approximately $225.0 million, or about 75%, is earmarked for the Eagle Ford.  This includes the cost of leasehold and infrastructure expenditures that the Company believes were strategic for building the Gates Ranch position, as well as the impact of higher drilling and services costs in the Eagle Ford.  The revised capital outlook also includes an allocation for the eight well Alberta Basin Bakken vertical drilling program.  At current commodity prices, the anticipated capital spending is expected to exceed internally generated cash flows.  The Company expects to fund the shortfall with available cash, draws on its revolver, and additional asset sales.

In conjunction with the revised capital outlook, the Company is revising its full year production guidance to 135-145 MMcfe/d.  The lower range reflects the current pipeline capacity constraint and first quarter delays at Gates Ranch and the impact of known divestitures to date.  This estimate does not include the impact of any additional 2010 divestitures and assumes a December 1 start for the announced incremental Eagle Ford takeaway capacity.   Going forward, Rosetta expects deliverability to grow from the Eagle Ford throughout the remainder of the year.  Given infrastructure capacity relief, Rosetta expects to achieve a 2010 exit rate of 160-170 MMcfe/d, excluding divestitures.  Consistent with Eagle Ford results to date, the Company expects liquids production to grow in 2010.  By year-end, liquids production should grow to over 25% of total Company volumes based on a 6:1 equivalency ratio.

Regarding the Company's outlook for the remainder of the year, Limbacher commented, “Momentum is strong and we are directing all our efforts toward the most profitable and impactful projects in our portfolio.  Our success in the Eagle Ford has yielded significant high value inventory, which provides critical visibility on future growth.  This visibility allows us to begin the portfolio repositioning process sooner than we expected.  In the short term, our performance will be impacted by the timing of planned infrastructure expansions as well as asset sales, but we are on a clear trend for stronger growth and profitability in the future.”

FINANCING AND HEDGING UPDATE

At the end of the second quarter of 2010, the Company had approximately $16.9 million of cash, down $33.0 million from the cash balance as of the end of the first quarter of 2010.

On April 1, 2010, our semi-annual borrowing base review was completed for the Restated Revolver (“Revolver”.)  The borrowing base under the Revolver was increased to $375.0 million subject to certain adjustments based upon the issuance of Senior Notes.  As a result of our Senior Notes offering on April 15, 2010, the borrowing base under our Revolver was reduced by $30.0 million to $345.0 million.  With proceeds from the Senior Notes offering, we repaid $114.0 million on the Revolver and had $101.0 million outstanding, with $244.0 million available for borrowing under the Revolver as of June 30, 2010.  We took additional borrowings of $19.0 million under the Revolver in July 2010 and as a result, the amount outstanding increased from $101.0 million to $120.0 million under the Revolver as of July 31, 2010.  The available borrowing capacity decreased $19.0 million from $244.0 million to $225.0 million under the Revolver as of July 31, 2010.

Hedging Update

The Company’s hedge position is unchanged from last quarter.   For the second half of 2010, the Company has hedged a total of 55,000 MMBtu/d. This includes 25,000 MMBtu/d of fixed price swaps at an average price of $6.83 per MMBtu, and 30,000 MMBtu/d of collars with an average floor price of $5.75 per MMBtu and an average ceiling price of $7.12 per MMBtu.

For the year 2011, the Company has hedged a total of 50,000 MMBtu/d including 15,000 MMBtu/d of fixed price swaps at an average price of $5.85 per MMBtu and 35,000 MMBtu/d of collars with an average floor price of $5.79 per MMBtu and an average ceiling price of $7.27 per MMBtu.

For the year 2012, the Company has 10,000 MMBtu/d of collars at a floor of $5.75 per MMBtu and a ceiling of $7.15 per MMBtu.

The Company continues to monitor the market and intends to add additional hedges when market pricing is acceptable.

Forward-Looking Statements

This press release includes forward-looking statements, which give the Company’s current expectations or forecasts of future events based on currently available information. Forward-looking statements are statements that are not historical facts, such as expectations regarding drilling plans, changes in the Company’s liquidity, changes in acreage positions, expected expenses, expected capital expenditures, and projected debt balances. The assumptions of management and the future performance of the Company are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect the Company's business include, but are not limited to: the risks associated with drilling of oil and natural gas wells; the Company's ability to find, acquire, market, develop, and produce new reserves; the risk of drilling dry holes; oil and natural gas price volatility; derivative transactions (including the costs associated therewith and the abilities of counterparties to perform thereunder); uncertainties in the estimation of proved, probable, and possible reserves and in the projection of future rates of production and reserve growth; inaccuracies in the Company’s assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; pipeline construction difficulties; climatic conditions; availability and cost of material, equipment and services; the risks associated with operating in a limited number of geographic areas; actions or inactions of third-party operators of the Company’s properties; the Company’s ability to retain skilled personnel; diversion of management's attention from existing operations while pursuing acquisitions or dispositions; availability of capital; the strength and financial resources of the Company’s competitors; regulatory developments; environmental risks; uncertainties in the capital markets; uncertainties with respect to asset sales; general economic and business conditions (including the effects of the worldwide economic recession); industry trends; and other factors detailed in the Company’s most recent Form 10-K, Form 10Q and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The Company undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

For filings reporting year-end 2009 reserves, the SEC permits the optional disclosure of probable and possible reserves.  The Company has elected not to report probable and possible reserves in its filings with the SEC.  In this press release, we use the term “net risked resources” to describe the Company’s internal estimates of volumes of natural gas and oil that are not classified as proved reserves but are potentially recoverable through exploratory drilling or additional drilling or recovery techniques.  Estimates of unproved resources are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of actually being realized by the Company.  Estimates of unproved resources may change significantly as development provides additional data, and actual quantities that are ultimately recovered may differ substantially from prior estimates.

Investor Contact:

Michael J. Rosinski
Executive Vice President & Chief Financial Officer
Rosetta Resources Inc.
(713) 335-4037
rosinskim@rosettaresources.com

Rosetta Resources Inc.
Consolidated Balance Sheet
(In thousands, except par value and share amounts)
	June 30, 2010	December 31, 2009
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$16,858	$61,256
Accounts receivable	29,690	32,691
Derivative instruments	24,012	8,983
Prepaid expenses	4,372	2,837
Other current assets	6,424	6,415
Total current assets	81,356	112,182

Oil and natural gas properties (1)	2,112,160	2,030,433
Other fixed assets	13,887	12,417
	2,126,047	2,042,850
Accumulated depreciation, depletion, and amortization, including impairment	(1,431,200)	(1,452,248)
Total property and equipment, net	694,847	590,602

Deferred loan fees	8,676	4,921
Deferred tax asset	158,926	169,732
Derivative instruments	8,211	-
Other assets	2,440	2,147
Total other assets	178,253	176,800
Total assets	$954,456	$879,584

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$4,183	$2,279
Accrued liabilities	48,594	37,107
Royalties payable	9,658	16,064
Derivative instruments	232	236
Prepayment on gas sales	7,859	7,542
Deferred income taxes	8,822	3,258
Total current liabilities	79,348	66,486

Long-term liabilities:
Derivative instruments	-	1,960
Long-term debt	321,000	288,742
Other long-term liabilities	29,859	29,301
Total liabilities	430,207	386,489

Commitments and Contingencies (Note 9)

Stockholders' equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares; no shares issued in 2010 or 2009	-	-
Common stock, $0.001 par value; authorized 150,000,000 shares; issued 51,690,198 shares
and 51,254,709 shares at June 30, 2010 and December 31, 2009, respectively	51	51
Additional paid-in capital	785,857	780,196
Treasury stock, at cost; 291,798 and 199,955 shares at June 30, 2010 and December 31, 2009, respectively	(5,419)	(3,473)
Accumulated other comprehensive income	20,123	4,259
Accumulated deficit	(276,363)	(287,938)
Total stockholders' equity	524,249	493,095
Total liabilities and stockholders' equity	$954,456	$879,584

(1) Based upon the full cost method, $70.9 million at June 30, 2010 and $42.3 million at December 21, 2009 were excluded from amortization.

Rosetta Resources Inc.
Consolidated Statement of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues:
Natural gas sales	$ 47,491	$ 62,471	$ 103,298	$ 133,031
Oil sales	10,773	6,463	17,756	11,681
NGL sales	10,358	4,616	17,716	8,280
Total revenues	68,622	73,550	138,770	152,992
Operating costs and expenses:
Lease operating expense	13,310	16,568	27,987	34,609
Depreciation, depletion, and amortization	25,719	28,499	49,533	72,900
Impairment of oil and gas properties	-	-	-	379,462
Treating, transportation and marketing	1,406	1,342	2,887	3,362
Production taxes	1,085	1,750	3,375	3,074
General and administrative costs	11,326	12,571	23,133	21,944
Total operating costs and expenses	52,846	60,730	106,915	515,351
Operating income (loss)	15,776	12,820	31,855	(362,359)

Other (income) expense:
Interest expense, net of interest capitalized	9,100	6,106	13,846	8,641
Interest income	(8)	(25)	(19)	(76)
Other (income) expense, net	(595)	310	(798)	160
Total other expense	8,497	6,391	13,029	8,725

Income (loss) before provision for income taxes	7,279	6,429	18,826	(371,084)
Income tax expense (benefit)	2,967	2,394	7,251	(136,983)
Net income (loss)	$ 4,312	$ 4,035	$ 11,575	$ (234,101)

Earnings (loss) per share:
Basic	$ 0.08	$ 0.08	$ 0.23	$ (4.60)
Diluted	$ 0.08	$ 0.08	$ 0.22	$ (4.60)

Weighted average shares outstanding:
Basic	51,355	50,969	51,287	50,945
Diluted	52,056	51,079	52,013	50,945

Rosetta Resources Inc.
Consolidated Statement of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2010	2009
Cash flows from operating activities
Net income (loss)	$ 11,575	$ (234,101)
Adjustments to reconcile net income to net cash from operating activities:
Depreciation, depletion and amortization	49,533	72,900
Impairment of oil and gas properties	-	379,462
Deferred income taxes	7,030	(137,131)
Amortization of deferred loan fees recorded as interest expense	2,296	1,163
Amortization of original issue discount recorded as interest expense	1,258	114
Stock compensation expense	4,628	2,826
Change in operating assets and liabilities:
Accounts receivable	3,001	13,071
Prepaid expenses	(1,535)	431
Other current assets	(9)	588
Other assets	(293)	(77)
Accounts payable	1,904	(2,115)
Accrued liabilities	2,516	(8,179)
Royalties payable	(6,089)	(11,849)
Net cash provided by operating activities	75,815	77,103
Cash flows from investing activities
Acquisition of oil and gas properties	(5,850)	(3,844)
Additions of oil and gas assets	(151,037)	(76,167)
Disposals of oil and gas properties and assets	11,885	16,146
Decrease in restricted cash	-	1,421
Net cash used in investing activities	(145,002)	(62,444)
Cash flows from financing activities
Payments on Restated Term Loan	(80,000)	-
Borrowings on Restated Revolver	25,000	28,400
Payments on Restated Revolver	(114,000)	(30,000)
Issuance of Senior Notes	200,000	-
Deferred loan fees	(6,051)	(5,824)
Proceeds from stock options exercised	1,786	-
Purchases of treasury stock	(1,946)	(570)
Net cash provided by (used in) financing activities	24,789	(7,994)

Net increase (decrease) in cash	(44,398)	6,665
Cash and cash equivalents, beginning of period	61,256	42,855
Cash and cash equivalents, end of period	$ 16,858	$ 49,520

Supplemental disclosures:
Capital expenditures included in accrued liabilities	$ 27,170	$ 1,458